                                                                Exhibit 10

                      CO-PROMOTION AGREEMENT


This Agreement (hereinafter referred to as the "AGREEMENT") in made as of this 20th day of August, 1995, by and between

PHARMACIA AKTIEBOLAG, a Swedish company (hereinafter referred to as "PHARMACIA"); and

THE UPJOHN COMPANY, a Delaware company (hereinafter referred to as "UPJOHN").

                             WITNESSETH

WHEREAS, the parties have by a Combination Agreement entered into on the date hereof, committed themselves to initiate certain further actions and transactions which, if consummated in accordance with the terms thereof, will lead to a merger of equals between the parties with each of them becoming a 100% subsidiary of a new parent company.

WHEREAS, the parties' respective Boards of Directors have determined that it is in the best interest of the parties hereto and their respective shareholders to enter into the AGREEMENT so as to allow the parties to commence the preparation for the integration in the USA and Canada of their promotional activities with regard to certain PHARMACIA products and so as to expedite the launch of such products.

WHEREAS, the parties' respective Boards of Directors have also determined that even if the merger of equals is not completed for whatever reason it is in the best interest of the parties hereto and their respective shareholders to enter into the AGREEMENT.

NOW, THEREFORE both parties agree as follows:

Section 1. -- Definitions

In the AGREEMENT, capitalised terms shall have their defined meanings as follows:

"PRODUCTS" shall mean the pharmaceutical products, Fragine(R), Estring(R) and Mycobutin(R) manufactured, distributed, marketed and sold by or for PHARMACIA in therapeutic formulations manufactured and packed under trademarks owned or controlled by or licensed to PHARMACIA and ready for distribution and sale to the ultimate user in such formulations and dosages as from time to time provided by PHARMACIA and any products mutually agreed to by the parties hereto from time to time;

"NET SALES" shall mean for any calendar year or appropriate part thereof, with respect to any PRODUCT, the aggregate gross invoice price to the trade with respect to the total number of units of such PRODUCT sold by PHARMACIA to independent third parties in the TERRITORY in such period, less (A) cash, trade and quantity discounts and rebates actually allowed, (B) sales or other excise taxes, (C) credits or allowances, including those granted on account of price adjustments, returns or rejections; and

"TERRITORY" means the United States of America and Canada.

Section 2. -- Co-Promotions of PRODUCTS

The parties agree that PHARMACIA and UPJOHN shall co-promote the PRODUCTS in the TERRITORY under the following terms and conditions:

     (1) The term of the co-promotion period will be from the completion of the initial PROMOTIONAL PLAN (as defined in sub-section (3) below) and terminating in the case of each PRODUCT, on the later of December 31st, 2000 and the date five years from the START UP DATE (as defined in sub-section (3) below) for such PRODUCT.

(2) PHARMACIA and UPJOHN shall co-promote the PRODUCTS only under PHARMACIA's respective trademarks for such PRODUCTS, and under the governmental regulatory approvals and all other rights held or to be held by PHARMACIA.

(3) As soon as possible, following the execution of the AGREEMENT, the parties shall cause to be formed and shall designate representatives to a joint co-promotion group (hereinafter the "Group"). The Group shall have four members, who shall be Mats Pettersson and Fernando da Costa on the PHARMACIA side and ______________________________ and ______________________________ on
the UPJOHN side. The parties may each from time to time and at any time replace one or more of their representatives on the Group. The Group may form and designate representatives to subordinate co-promotion groups. The composition of such subordinate groups shall be at the discretion of the Group subject to the overall principle of equal numbers of representatives from each of the parties. The Group may carry out its obligations through the appropriate subordinate group.

To the extent that UPJOHN's selling costs are in excess of its compensation pursuant to the AGREEMENT, the Group shall consider providing additional consideration to UPJOHN.

The responsibilities of the Group will be the implementation of the terms and conditions of the AGREEMENT, and of the PROMOTIONAL PLANS referred to in this sub-section.

In particular, the Group shall forthwith upon its formation prepare a promotional plan to provide for the co-promotional activities to be undertaken by the parties during 1996, and, if so approved by the parties, for the remainder of 1995. At the latest by each September 30th during the term of the AGREEMENT, the Group shall determine a promotional plan for the next following calendar year. All promotional plans (which are herein each referred to as the "PROMOTIONAL PLAN") shall include the strategy to be followed for the promotion of the PRODUCTS which strategy shall be consistent with the international profile and positioning guidelines of

PHARMACIA. The first PROMOTIONAL PLAN to cover each of the PRODUCTS shall indicate the first day for the co-promotion activity of such PRODUCT, which day is, for each PRODUCT referred to as the "START UP DATE".

(4) The Group shall, subject to the written approval of PHARMACIA and consistent with PHARMACIA's overall guidelines, supervise the creation and development of all sales and promotional materials relating to the PRODUCTS for distribution in the TERRITORY. PHARMACIA shall provide UPJOHN, at no cost to UPJOHN, with the amount of promotional material necessary to cover UPJOHN's reasonable requirements in accordance with its target of doctors, specialists, hospitals, pharmacists, pharmaceutical wholesalers or other relevant persons as appropriate to be visited by UPJOHN.

Both parties shall use the same promotional material relating to the PRODUCTS, and UPJOHN shall not use any sales, promotion or other similar material relating to any of the PRODUCTS for any purpose without the prior written approval of PHARMACIA. All such promotional material shall bear PHARMACIA's name only.

(5) The parties shall co-promote the PRODUCTS in an active manner under the following rules:

        (a) The parties shall each devote the efforts called for from them by the relevant PROMOTIONAL PLAN to promoting the PRODUCTS; and

        (b) Each party will cause its salesforce to use its best efforts to promote the PRODUCTS.

(6) The parties shall from time to time provide each other with sufficient evidence to demonstrate that the co-promotion efforts are being carried out as contemplated herein.

(7) As between the parties, PHARMACIA shall have the sole responsibility and right to manufacture, label, distribute and sell the PRODUCTS in the TERRITORY


or any part thereof and to establish and modify the terms and conditions with respect to the sale of the PRODUCTS, including, without limitation, the discounts applicable to payments or receivables and similar matters. PHARMACIA shall use reasonable efforts to stock sufficient quantities of the PRODUCTS in order promptly to fill orders from the trade in the TERRITORY. If, for any reason, UPJOHN should receive sales orders for any PRODUCT or PRODUCTS in any country in the TERRITORY, it shall forward such orders to PHARMACIA as soon as practicable.

(8) Neither of the parties shall make any active effort to recruit the other party's sales representatives. Each party shall request the authorization of the director of human resources, or equivalent person of the other party prior to hiring any person employed by such party or any person who has terminated his or her labour relationship with such party within the three months immediately preceding such anticipated hiring.

Furthermore, during the six months following the termination of the AGREEMENT neither of the parties shall hire any ex-representative of the other party without the letter's authorization.

(9) PHARMACIA shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions as would normally be taken in accordance with accepted business practices and legal requirements to obtain and maintain the authorization and/or ability to market the PRODUCTS in the TERRITORY.

(10) PHARMACIA shall retain exclusive authority and responsibility for the handling of adverse reaction reports and UPJOHN shall notify PHARMACIA within twenty-four (24) hours by telephone and in writing within three (3) working days of any adverse reaction data it may receive.

(11) PHARMACIA may for good scientific reasons at any time cease to market any PRODUCT or PRODUCTS in the TERRITORY. Upon receipt of notice of such cessation, UPJOHN shall immediately cease its co-promotion activity in respect of such PRODUCT or PRODUCTS in the relevant part or whole of the TERRITORY.

Section 3. -- Compensation for the co-promotion of the PRODUCTS

        3.1 PHARMACIA shall compensate UPJOHN for co-promotion services performed by paying for each calendar quarter (or portion thereof) during the co-promotion period an amount equal to such fraction of 25% of the aggregate NET SALES of the PRODUCTS during such calendar quarter or portion thereof as the amount of UPJOHN's promotional efforts under the AGREEMENT bears to the aggregate amount of such efforts performed by both parties. Such promotional efforts shall be measured by aggregate time spent by each party's relevant salesforce on co-promotional activities. The Group shall in its preparation of PROMOTIONAL PLANS always provide that UPJOHN shall be allocated at least 60% of the promotional efforts under the AGREEMENT and shall therefore receive not less than 15% of the aggregate NET SALES of the PRODUCTS.

        3.2 The payment mentioned in 3.1 above, plus VAT or other sales or similar tax, if applicable, shall be made in United States dollars and within the thirty (30) days following the end of each calendar quarter based on the previous quarter's NET SALES and the above fractional computation for such previous quarter.

        3.3 Either party shall have the right, at any time and from time to time during regular business hours upon reasonable prior notice, to review and audit the other party's call reporting records, and UPJOHN shall have the right, at any time and from time to time during regular business hours upon reasonable prior notice, to review and audit PHARMACIA's accounting records relating to the calculation of any amounts due under the AGREEMENT.

Section 4. -- No other compensation

Neither party shall be entitled to any other compensation with respect to the co-promotion of the PRODUCTS other than an explicitly stipulated in the AGREEMENT.




Section 5. - Term and termination

        5.1  The AGREEMENT shall be valid upon execution.

        5.2 Subject to the extended period which may arise in respect of any PRODUCT under Section 2(1) above, the AGREEMENT shall then continue in force until and including December 31, 2000. The AGREEMENT will thereafter be renewed for subsequent one year periods unless terminated by either party giving the other not less than one year's notice in writing prior to the end of the initial term or any such renewal period provided that no such termination may prejudice the above extension period for any PRODUCT. Any such termination shall be fully applicable in respect of PRODUCTS that are not the subject of any such extended period.

        5.3 Should any of the parties at any time fail to fulfil any covenant of the AGREEMENT or otherwise breach any of the terms contained herein, the other party shall have the right to terminate the AGREEMENT upon three (3) months' written notice whereupon the AGREEMENT shall terminate unless the default is corrected within the said notice period.

        5.4 If either party hereto undergoes a change of control (as a result of which more than 50% of its equity and voting interest is acquired by a third party), then either party or its successors and assigns may, in its sole discretion, upon written notice to the other party, immediately terminate the AGREEMENT. Such right may be exercised by a party at any time within the three months after such change of control occurs or such party becomes aware of such change of control.

        5.5 Upon termination of the AGREEMENT, for any reason whatsoever, PHARMACIA shall continue to have full proprietary and marketing rights on each of the PRODUCTS, including exclusive promotion rights, and neither party shall be entitled to any compensation whatsoever other than arising from any breach of the AGREEMENT.

Section 6. -- Miscellaneous

        6.1 Each of the parties hereto (the "Indemnifying Party") agrees to indemnify and hold harmless the other party (the "Indemnified Party") from and against any and all liabilities, losses, costs or damages, including reasonable attorneys' fees incurred by the Indemnified Party in connection with or arising out of the AGREEMENT to the extent that any such liabilities, losses, costs or damages are directly attributable to the negligence or intentional misconduct of or breach of the AGREEMENT by the Indemnifying Party.

        PHARMACIA will indemnify and hold UPJOHN harmless from and against all liabilities, losses, costs or damages, including reasonable attorneys' fees arising from the design, development, manufacture, labelling, handling or use of the PRODUCTS or from any breach of third party intellectual property rights resulting from the distribution of the PRODUCTS save to the extent that any such liabilities, losses, costs or damages are directly attributable to the negligence or intentional misconduct of or breach of the AGREEMENT by UPJOHN.

        The indemnification provided for in this Section 6.1 shall survive any termination of the AGREEMENT.

        6.2 All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of the parties, their respective successors and assignees.

        UPJOHN shall not have the right to assign the AGREEMENT without the prior written consent of PHARMACIA. However, either party may so assign the AGREEMENT to any other corporation or business entity controlling, controlled by or under common control with the party in question.

        6.3 No modification or variation of, or amendment to the AGREEMENT shall be of any force unless such modification, variation or amendment is in writing and executed by each party.

6.4 No waiver by either party of any breach or non-observance of any of the covenants, terms or provisions in the AGREEMENT on the part of any other party to be performed or observed shall be or be construed to be a general waiver or waiver of a continuing breach or non-observance. Any such waiver shall relate only to the particular breach or non-observance in respect of which it is made.

6.5 Each of the parties represents that the AGREEMENT has been duly authorised, executed and delivered by it and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

6.6 Neither of the parties shall be liable on any account for any failure to fulfil any terms of the AGREEMENT, if such fulfilment has been frustrated by force majeure, including strikes, riots, lockouts, civil commotion, government regulations or any unforeseeable supervening event of whatsoever nature beyond the control of either of the parties hereto.

6.7 Notices required by or incidental to the performance by either party of its obligations hereunder shall be in writing and shall be deemed as property given when received by the other party.

6.8 The AGREEMENT supersedes and cancels all previous agreements in respect of the subject matter hereof.

6.9 UPJOHN shall upon any termination of the AGREEMENT for whatever reason return all promotional and other written material received hereunder including all copies thereof, then in its possession.

6.10 The AGREEMENT shall be governed by and interpreted in accordance with the laws of the State of New York.

6.11 In case of any dispute between the parties as to the interpretation or performance of the terms of the AGREEMENT or any provision thereof, such dispute shall be brought to any court in the state of New York.

IN WITNESS WHEREOF, the parties have caused the AGREEMENT to be executed by their respective officers thereunto duly authorized the day and year first above written.


PHARMACIA AKTIEBOLAG (publ)                     THE UPJOHN COMPANY

/s/ Mats Pettersson                             /s/ Robert C. Salisbury
----------------------                          ------------------
Mats Pettersson                                 Executive Vice President
Group Vice President                            and Chief Financial Officer

/s/ Mats Lidgard
----------------------
Mats Lidgard
General Counsel


                                       10